Exhibit 99.1

NEWS

One Horizon Group Announces Co-Branded Mobile App and

Card Program with Minor League Baseball

LONDON, ST. PETERSBURG, FLORIDA and LOS ANGELES – June 29, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) (“One Horizon” or the “Company”) today announced that it has entered into a term sheet that includes certain material terms that will be incorporated into definitive agreements expected to be entered into by and between OHGI and Minor League Baseball (“MiLB”) in the near future.

Founded in 1901, there are 160* MiLB teams, most of which are associated with corresponding Major League Baseball teams. Today, there are more than 111 million ‘self-designated’ fans of MiLB. Last year, more than 42 million people attended MiLB games and the MiLB business has an enterprise value exceeding $1 billion.

After a series of meetings between management from OHGI, 123Wish, OHGI’s majority-owned platform for unique, one-of-a-kind celebrity experiences, and MiLB, the parties entered into a term sheet, which provides the basis for a formal, six-year contractual arrangement between OHGI and MiLB whereby: (1) the 123Wish platform, on a white-label basis, will be adapted specifically for MiLB and will be integrated with MiLB’s mobile App to offer once-in-a-lifetime opportunities for MiLB fans to engage in experiences with their favorite MiLB players and teams as well as other influencers and brands supportive of MiLB; and (2) a new company, to be majority-owned by OHGI, will be formed, which will operate and manage business activities on behalf of MiLB in the field of payment cards, including but not limited to, credit cards, prepaid cards, corporate cards, debit cards, virtual cards, purchasing cards, e-commerce payments, digital wallets, contactless and mobile payments.

Users of the MiLB App powered by the 123Wish platform will engage with and incentivize MiLB fans by creating local, regional and national opportunities for access to exclusive seats and merchandise in addition to chances to engage directly with players from their favorite MiLB teams. In addition, holders of the MiLB credit card through this program will be able to access their account information directly from the MiLB App and have the ability to instantly purchase curated experiences, tickets and merchandise, which will allow the Card Association and Issuer Bank to engage more directly with their MiLB card holders and applicants.

OHGI anticipates that it will generate significant income from card activations, ongoing fees based on monthly card spend as well as participation in interest and fees generated. Based on due diligence to date and projections, OHGI expects to achieve in excess of $40 million in profit during the duration of the anticipated agreement term and anticipates that millions of dollars will be donated to non-profits.

“This term sheet and the expected arrangement with MiLB is validation of the strength of the 123Wish concept and platform for fan engagement,” said One Horizon’s Founder and Chief Executive Officer Mark White. “The response to 123Wish across multiple industries and the incredible and unlimited opportunity it provides for businesses to connect with their customer base in an organic and thoughtful way has been tremendous. By adapting the 123Wish platform to MiLB and in other innovative ways in the future allows an ever-growing number of people the opportunity not only to enjoy amazing experiences that that were once only a dream; it also provides users with a good feeling knowing that 123Wish is also supporting charities making an impact in their communities.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the inability to enter into definitive agreements with MiLB, the continued appeal of MiLB to its fan base and uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition company, which owns Love Media House, a full-service music production, artist representation and digital media business and an Asia-based secure messaging business and also holds a majority interest in 123Wish, a subscription-based, experience marketplace. For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow

(516) 236-7007

bkilkelly@darrowir.com

*This press release has been corrected to reflect the actual number of Minor League Baseball teams, which is 160, including 14 leagues and 6 divisions, following confirmation with Minor League Baseball management.